Exhibit 3.2

PROVINCE OF BRITISH COLUMBIA
FORM 19
(Section 348)

Certificate of
Incorporation No. 361147

COMPANY ACT

SPECIAL RESOLUTION

The following special resolution was passed by the undermentioned company on the date stated:

NAME OF COMPANY: FLAMINGOS BEACH RESORT INC.

DATE RESOLUTION PASSED: August 10, 1999

RESOLVED as a Special Resolution:

1. that the Memorandum of the Company be and the same is hereby altered by changing the name of the Company from FLAMINGOS BEACH RESORT INC. to VMH VIDEOMOVIEHOUSE.COM INC.

2. that the altered Memorandum shall be in the form attached hereto.

CERTIFIED a true copy this 10th day of August, 1999.

/s/ Calvin Kantonen
CALVIN KANTONEN